UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54735	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2012 (the “Effective Date”), KaloBios Pharmaceuticals, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with MidCap Financial SBIC, LP (the “Lender”), providing the Company with a term loan in an aggregate principal amount of up to $15,000,000 (the “Term Loan”), $5,000,000 of which was drawn down on the Effective Date, and another $5,000,000 of which must be drawn down by June 30, 2013. The Company has the right to borrow an additional $5,000,000 by June 30, 2013. Proceeds from the Term Loan will be used to advance the clinical development of the Company’s proprietary patient-targeted monoclonal antibody therapeutics and for general corporate purposes.

The principal outstanding balance of the Term Loan bears interest at a rate per annum equal to one month LIBOR plus 600 basis points, subject to a LIBOR floor of three percent. Interest on the principal outstanding balance is calculated on the basis of the actual number of days elapsed in a 360-day year. The Company will make interest-only payments on the Term Loan beginning October 1, 2012 and continuing through January 1, 2014, after which the Company will repay the aggregate principal outstanding balance of the Term Loan in 36 equal monthly installments of principal, plus accrued interest at the applicable rate. The Term Loan matures on December 31, 2016.

Amounts outstanding under the Agreement are secured by all of the Company’s existing and future assets (excluding intellectual property, which is subject to a negative pledge arrangement).

The Agreement also contains covenants that restrict the Company’s ability to, among other things, incur or assume certain debt, merge or consolidate, change the nature of its business, change its organizational structure or type, dispose of certain assets, grant liens on its assets, make certain investments, pay dividends or enter into material transactions with affiliates. The events of default under the Agreement include, but are not limited to, failure to pay amounts due, breaches of covenants, insolvency events, the occurrence of a material adverse change, defaults under other material indebtedness, the institution of criminal proceedings against the Company, a change in control and/or the revocation of material government approvals. In the case of a continuing event of default, the Lender may, among other remedies, declare due all unpaid principal amounts outstanding, any accrued but unpaid interest and other fees, foreclose on all collateral granted to the Lender as security under the Agreement and/or commence and prosecute bankruptcy and/or other insolvency proceedings.

In connection with the Agreement, the Company issued a warrant (the “Warrant”) to the Lender to purchase up to 176,470 shares of the Company’s Series E Preferred Stock with an exercise price of $3.40 per share, subject to price-based anti-dilution and other adjustments as set forth in the Warrant. The Warrant is immediately exercisable and expires on September 5, 2022. The Company issued the Warrant in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 in connection with the Agreement is incorporated in this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 in connection with the Warrant is incorporated in this Item 3.02 by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

In order to approve and carry out the Agreement discussed in Item 1.01 above, it was necessary for the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock of the Company (voting together as a single class and not as separate series, and on an as-converted basis) (the “Holders”) to approve the Agreement. The Holders approved the Agreement by written consent on September 4, 2012.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement, by and between KaloBios Pharmaceuticals, Inc. and MidCap Financial SBIC, LP, dated as of September 5, 2012.

10.2	Warrant to Purchase Stock, by and between KaloBios Pharmceuticals, Inc. and MidCap Financial SBIC, LP, dated as of September 5, 2012.

99.1	Press release issued by KaloBios Pharmaceuticals, Inc. on September 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ David Pritchard
David Pritchard
Chief Executive Officer

Dated: September 7, 2012